UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SOLARWINDS CORPORATION

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SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2020
To the Stockholders of SolarWinds Corporation:
The annual meeting of stockholders for SolarWinds Corporation will be held on Thursday, May 21, 2020 at 9:00 a.m. Central Time. The annual meeting of stockholders will be a completely “virtual” meeting. You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SWI2020 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
The purposes of the meeting are:

1.	To elect four Class II directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Two);
3.	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation (Proposal Three);
4.	To transact such other business as may properly come before the annual meeting.
Our board of directors has fixed the close of business on March 31, 2020 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 9, 2020.

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the meeting, please promptly vote your shares either over the Internet, by telephone, or by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2020 AT 9:00 A.M. CENTRAL TIME IN A LIVE WEBCAST AT www.virtualshareholdermeeting.com/SWI2020: THIS PROXY STATEMENT AND 2019 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

By order of the Board of Directors,
Kevin B. Thompson
President, Chief Executive Officer and Director
Austin, Texas
Date: April 9, 2020

SolarWinds Corporation
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 21, 2020

SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
PROXY STATEMENT
FOR THE
2020 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held virtually at www.virtualshareholdermeeting.com/SWI2020 on Thursday, May 21, 2020 at 9:00 a.m. Central Time. On April 9, 2020, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials, or Notice, or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the 2019 Annual Report, and an accompanying proxy card.
In this proxy statement, “Company,” “we,” “us” and “our” refer to SolarWinds Corporation and its consolidated subsidiaries. The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo, LLC, the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and, as applicable, their co-investors. The term “Lead Sponsors” refers collectively to the Silver Lake Funds, the Thoma Bravo Funds and their respective affiliates.
Why am I receiving these materials?
You have received these proxy materials because our board of directors, or Board, is soliciting your proxy to vote your shares at the annual meeting of the stockholders. You are invited to attend the annual meeting (which will take place through a live webcast, by visiting www.virtualshareholdermeeting.com/SWI2020) to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the annual meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2019 Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
How can I attend the annual meeting?
The meeting will be held virtually on Thursday, May 21, 2020 at 9:00 a.m. Central Time, through a live webcast on the website www.virtualshareholdermeeting.com/SWI2020. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the virtual meeting.
Why are we holding the annual meeting virtually?
We held our first virtual annual meeting of stockholders last year. We are excited to once again use the latest technology to provide expanded access, improved communication and cost savings for our stockholders while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, in light of the emergence and spread of the novel coronavirus disease COVID-19 and as part of our effort to maintain a safe and healthy environment for our directors, officers, and stockholders who wish to attend the annual meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.
Who is entitled to vote?
Holders of our common stock at the close of business on March 31, 2020 are entitled to vote. March 31, 2020 is referred to as the “record date.”
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 311,801,645 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. You are also invited to attend the annual meeting via live webcast on the website: www.virtualshareholdermeeting.com/SWI2020. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other holder of record.
How do I vote?
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast, even if you have already voted by proxy.

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By Internet. To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 20, 2020, the day prior to the annual meeting.

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By telephone. To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 20, 2020, the day prior to the annual meeting.

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By mail. To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on May 20, 2020, the day prior to the annual meeting.

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At the annual meeting. To vote virtually during the live webcast of the annual meeting, please follow the instructions for attending and voting at the annual meeting posted at  www.virtualshareholdermeeting.com/SWI2020. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the annual meeting.

If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. To vote virtually during the live webcast of the annual meeting, you must obtain a valid proxy from your bank, broker or other holder of record. Follow the instructions from your bank, broker or other holder of record, included with these proxy materials, or contact your bank, broker or other holder of record to request a proxy form.

Can I ask questions at the annual meeting?
Yes. You will be afforded the opportunity to participate in the annual meeting by asking questions via the Internet at www.virtualshareholdermeeting.com/SWI2020. Through the online forum, you will be able to submit questions in writing in advance of the day of the annual meeting, vote and obtain copies of the proxy materials. In order to submit questions via the online forum, you will need your company number and control number included on your proxy card or in the instructions that accompany your proxy materials. As part of the annual meeting, we will hold a Q&A session, during which we intend to answer pertinent questions submitted prior to the annual meeting, as time permits.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending a timely written notice of revocation to Corporate Secretary, SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735; or

•	attending the annual meeting and voting virtually during the live webcast.
If you hold shares in street name, you may do this by:

•	submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or

•	obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares virtually at the annual meeting.
Please note that simply attending the meeting will not, by itself, revoke your proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on three items:

•	the election of four Class II directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2023 annual meeting of stockholders (Proposal One);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Two); and

•	on an advisory basis, the frequency of future advisory votes on executive compensation (Proposal Three).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:

•	vote FOR the election of the director nominee; or

•	vote WITHHOLD with respect to the election of the director nominee.
The four nominees for director receiving the most FOR votes shall be elected to the Board. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
How may I vote for the recommendation of the frequency of future advisory votes on executive compensation, and how many votes must the proposal receive to pass?
With respect to the proposal to recommend the frequency of future advisory votes on executive compensation votes, you may choose among the following four options:

•	vote for the advisory vote to be held every ONE year;

•	vote for the advisory vote to be held every TWO years;

•	vote for the advisory vote to be held every THREE years; or

•	ABSTAIN from voting on the proposal.
The option receiving the highest number of affirmative votes will be the recommendation to the Board. The vote as to the frequency of future advisory votes on executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on our Board. Our Board will, however, consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of this proposal.
How does the Board recommend that I vote?
The Board recommends a vote:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	for ONE year as the frequency of future advisory votes on executive compensation.

What happens if I do not give specific voting instructions?
If you either:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two. Proposal One and Proposal Three in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on Proposal One and Proposal Three. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two and your shares will constitute “broker non-votes” with respect to Proposal One and Proposal Three and will have no effect on the election of directors or the advisory vote on the frequency of future advisory votes on executive compensation.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:

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Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.

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Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker is generally empowered to vote. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.

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Proposal Three: Abstentions and broker non-votes will not be counted in determining the outcome of the vote on Proposal Three. Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and the 2019 Annual Report, to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2019 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2019 Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.
If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2019 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
How can I submit a proposal for the 2021 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2021 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 10, 2020. Stockholder proposals received after the close of business on December 10, 2020 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2021 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2021 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2021 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2021 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2020 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2021 annual meeting of stockholders. Our bylaws are available on the “Investors” portion of our website at www.solarwinds.com or may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of eleven directors and is divided into three classes with staggered three-year terms. The Board currently has four directors in Class I, four directors in Class II and three directors in Class III. The term of office of our Class II directors, Catherine R. Kinney, James Lines, Easwaran Sundaram and Michael Widmann, will expire at this year's annual meeting of stockholders. The term of office of our Class III directors, Michael Bingle, Paul J. Cormier and Michael Hoffmann, will expire at the 2021 annual meeting. The term of office of our Class I directors, Kevin B. Thompson, William Bock, Seth Boro and Kenneth Y. Hao, will expire at the 2022 annual meeting. There are no family relationships between any of our directors or executive officers.
Nominees for Election as Class II Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class II directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2023 annual meeting of stockholders or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Catherine R. Kinney	68	Director	October 2018
James Lines	63	Director	February 2016
Easwaran Sundaram	49	Director	February 2020
Michael Widmann	31	Director	February 2020
Catherine R. Kinney has served on our Board since October 2018. Ms. Kinney has over 35 years of experience in securities regulation and management. Ms. Kinney retired from NYSE Euronext in March 2009, having served as the president and co-chief operating officer from 2002 to 2008. From 2007 to 2009, she served in Paris, overseeing global listings, marketing and branding and served as part of the integration team following the merger of The New York Stock Exchange (NYSE) and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and held management positions with responsibility for several divisions, which include client relations from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET), MSCI Inc. (NYSE: MSCI) and QTS Realty Trust, Inc. (NYSE: QTS). Ms. Kinney previously served as a director of NetSuite Inc. (NYSE: N). Ms. Kinney holds a Bachelor of Arts degree from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College. Our Board believes that Ms. Kinney’s financial and industry experience and overall knowledge of our business qualify her to serve as a director.
James Lines has served on our Board since February 2016. Since 2002, he has been an Operating Partner for Thoma Bravo and is now a Senior Operating Partner. Mr. Lines’ prior experience includes service in various financial management capacities at affiliates of AMR Corporation (American Airlines), including as Chief Financial Officer of The SABRE Group; as Senior Vice President and Chief Financial Officer of ITI Marketing Services, a private tele-services firm backed by Golder, Thoma, Cressey, Rauner; and as Executive Vice President and Chief Financial Officer of United Surgical Partners, an international operator of surgery centers and hospitals. Since 2003, Mr. Lines has served on the boards of directors of several software and technology service companies in which Thoma Bravo held an investment. He currently serves on the boards of directors of eight software and technology service companies in which Thoma Bravo holds an investment, including Compuware Corporation, Dynatrace LLC (NYSE: DT), Imprivata, Inc., Qlik Technologies, Inc., Riverbed Technology, Inc., ABC Financial Services, Inc., SIGOS, LLC, and Hyland Software, Inc. Mr. Lines earned a B.S. in electrical engineering from Purdue University and an M.B.A. from Columbia University. Our Board believes that Mr. Lines’s management, financial and industry experience and overall knowledge of our business qualify him to serve as a director.
Easwaran Sundaram has served on our Board since February 2020. Mr. Sundaram has served as the Executive Vice President, Chief Digital & Technology Officer of JetBlue Airways Corporation since 2017 and previously served as its Executive Vice President of Innovation and Chief Information Officer from 2012 to 2017. Since January 2016, Mr. Sundaram has served as Oversight Officer & Investment Committee Member for JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways Corporation that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain Operations and Global Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical, Inc. (now McKesson Corporation). Mr. Sundaram also serves as a director of WESCO International, Inc. (NYSE: WCC) and Société Internationale de Télécommunications Aéronautiques (SITA). Mr. Sundaram holds a Bachelor of Science degree in Chemistry from Madurai Kamaraj University, a Supplemental Degree in Logistics Management

from the Institute of Rail Transport, India and a Masters of Science in International Transportation Management from State University of New York Maritime College. Our Board believes that Mr. Sundaram’s experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications and cybersecurity and overall knowledge of our products and industry qualify him to serve as a director.
Michael Widmann has served on our Board since February 2020. Mr. Widmann is currently a Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College. Our Board believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.
Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Kevin B. Thompson	54	President, Chief Executive Officer and Director	February 2016
Mike Bingle	47	Director	February 2016
William Bock	69	Director	October 2018
Seth Boro	44	Director	February 2016
Paul J. Cormier	62	Director	October 2018
Kenneth Y. Hao	51	Director	February 2016
Michael Hoffmann	34	Director	October 2018
Class I Directors (Terms Expire in 2022)
Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a privately held software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a privately held business intelligence software company, from August 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc. (NYSE: RHT), an enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. Mr. Thompson has served on the board of directors of BlackLine, Inc. (Nasdaq: BL) since September 2017. He previously served on the board of directors of Instructure, Inc. (NYSE: INST) prior to its take private transaction, the board of directors of NetSuite, Inc. (NYSE: N) prior to its acquisition by Oracle Corporation and the board of directors of Barracuda Networks, Inc. (NYSE: CUDA). Our Board believes that Mr. Thompson’s financial and business expertise, his extensive experience working with software and other technology companies and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.
William Bock has served on our Board since October 2018. Mr. Bock has served as a board director and advisor for a number of technology companies, since his retirement from Silicon Laboratories Inc., or Silicon Labs (NASDAQ: SLAB) in 2016. Mr. Bock, previously, served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the board of directors of Silicon Labs and is Board Chairman of SailPoint Technologies (NYSE: SAIL). He previously served on the boards of directors of Convio (NASDAQ:CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock also serves on the board of directors of Tasktop, a private technology company. Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University. Our Board believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.
Seth Boro has served on our Board since February 2016. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. He was a Principal with Thoma Bravo at its founding in 2007 and became a Partner in 2011, serving in that capacity until becoming a Managing Partner in 2013. Prior to that time, Mr. Boro served in roles with a predecessor of Thoma Bravo since 2005. Mr. Boro previously was with the private equity firm Summit Partners and with Credit Suisse. Mr. Boro currently serves on the boards of directors of several software and technology service companies in which certain investment funds advised by Thoma

Bravo hold an investment, including Barracuda Networks, Inc., ConnectWise. Inc., SIGOS, LLC, Empirix, Inc., Imperva, Inc., Kofax Ltd, LogRhythm, Inc., Sophos Group, Compuware Corporation, Dynatrace LLC, Hyland Software Inc., Qlik Technologies Inc., Riverbed Technology, Inc. and Veracode, Inc. Mr. Boro also previously served on the boards of directors of other cybersecurity companies, including Blue Coat Systems, Inc., Entrust Inc., McAfee, Inc., SonicWall, Inc., Tripwire, Inc., SailPoint Technologies Holdings, Inc. (NYSE: SAIL) and DigiCert, Inc. Mr. Boro received his M.B.A. from the Stanford Graduate School of Business and is a graduate of Queen’s University School of Business (Canada), where he received a Bachelor of Commerce degree. Our Board believes that Mr. Boro’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Kenneth Y. Hao has served on our Board since February 2016. Mr. Hao is currently Chairman and a Managing Partner of Silver Lake, which he joined in 2000. Mr. Hao currently serves as a director on the boards of directors of Silver Lake portfolio companies NortonLifeLock Inc., ServiceMax, Inc., and SMART Global Holdings, Inc. Previously, he served as a director of Broadcom Inc. (formerly Avago Technologies Ltd.), SMART Storage Systems, Inc. (acquired by SanDisk Corporation), NetScout Systems, Inc. (Nasdaq: NTCT), UGS Corp. (acquired by Siemens AG), Network General Corporation (acquired by NetScout), and Certance Holdings (a division of Seagate Technology PLC acquired by Quantum Corporation). Prior to joining Silver Lake, Mr. Hao was with Hambrecht & Quist (now part of JPMorgan Chase & Co.) from 1990 to 1999, where he served as a Managing Director. Mr. Hao also serves on the Executive Council for UCSF Health. Mr. Hao graduated from Harvard College with an A.B. in Economics. Our Board believes that Mr. Hao’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Class III Directors (Terms Expire in 2021)
Mike Bingle has served on our Board since February 2016. Mr. Bingle is currently a Managing Partner and Managing Director of Silver Lake, which he joined in 2000. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management, L.P. Prior to Apollo, he worked in the Investment Banking Division of Goldman, Sachs & Co. Mr. Bingle serves on the boards of directors of Ancestry.com LLC, Blackhawk Network Holdings, Inc., Credit Karma, Inc., Fanatics, Inc., and Social Finance, Inc. (SoFi). He also serves on the Board of Visitors of Duke University’s School of Engineering, as a trustee of Brunswick School and as a member of the Council on Foreign Relations. Previously, Mr. Bingle was a director of Ameritrade Holding Corp., Datek Online Holdings, Inc., Gartner, Inc., Gerson Lehrman Group, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., Mercury Payment Systems and Virtu Financial, Inc. Mr. Bingle received a B.S.E. in Biomedical Engineering from Duke University. Our Board believes that Mr. Bingle’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Paul J. Cormier has served on our Board since October 2018. Mr. Cormier previously served on our Board from July 2014 until the take private transaction in February 2016. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc., which was acquired by International Business Machines Corporation in July 2019, since April 2008 and as Executive Vice President of Red Hat since May 2001. Mr. Cormier has also held senior executive positions with BindView Development Corporation, a network management software company, Netect Internet Software Company, a network security vendor and AltaVista Internet Software, Inc., a web portal and internet services company. He has served on the boards of directors of Hortonworks, Inc. (NASDAQ: HDP) since October 2011 and Cloudera, Inc. (NYSE: CLDR) since January 2019. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology. Our Board believes that Mr. Cormier’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Michael Hoffmann has served on our Board since October 2018. Mr. Hoffmann is currently a Principal at Thoma Bravo, which he joined in 2014. Mr. Hoffmann was previously an investor with the private equity firm Providence Equity Partners. Prior to Providence Equity Partners, Mr. Hoffmann worked in the investment banking division within Citigroup Global Markets Inc. Mr. Hoffmann received his M.B.A. from the Stanford Graduate School of Business and graduated with an A.B. in Economics from Harvard University. Mr. Hoffmann also serves on the boards of directors of ConnectWise, LLC, Empirix, Inc. and Riverbed Technology, Inc. Our Board believes that Mr. Hoffmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

Required Vote and Recommendation of the Board for Proposal One
You may vote “FOR,” or “WITHHOLD” on this proposal. The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our nominating and corporate governance committee has recommended, and our Board has approved, Catherine R. Kinney, James Lines, Easwaran Sundaram and Michael Widmann as nominees for election as Class II directors at the annual meeting. If elected, Ms. Kinney and Messrs. Lines, Sundaram and Widmann will serve as Class II directors until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified.

Our Board recommends that you vote FOR Ms. Kinney and Messrs. Lines, Sundaram and Widmann.

CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Currently, our Board consists of eleven persons, ten of whom qualify as “independent” under the listing standards of the New York Stock Exchange, or NYSE. The number of directors is fixed by our board of directors, subject to the terms of our third amended and restated certificate of incorporation, or charter, amended and restated bylaws, or bylaws, and amended and restated stockholders’ agreement dated October 18, 2018, or stockholders’ agreement.
Certain Sponsor Rights
We have a valuable relationship with our Sponsors, who acquired us in February 2016 in a take private transaction, or the Take Private. As of March 31, 2020, the Sponsors beneficially owned in the aggregate 83.5% of our common stock.  Our Sponsors have certain voting and director nomination rights under the stockholders’ agreement.
Pursuant to the terms of our amended and restated stockholders’ agreement, or stockholders’ agreement, the Sponsors are entitled to nominate members of our Board as follows:

•
so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, or IPO, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate one director; and

•
so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate one director.

Pursuant to the stockholders’ agreement, Messrs. Boro, Hoffmann and Lines were elected as designees of affiliates of Thoma Bravo and Messrs. Bingle, Hao and Widmann were elected as designees of affiliates of Silver Lake. As of March 31, 2020, each of the Silver Lake Funds and the Thoma Bravo Funds and their co-investors continued to own more than 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO and, accordingly, retain their right to nominate three directors under the stockholders’ agreement. Of the Class II director nominees up for election at the annual meeting, Mr. Lines is the designee of affiliates of Thoma Bravo and Mr. Widmann is the designee of affiliates of Silver Lake.
For additional information regarding the terms of the stockholders’ agreement see “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
Board Leadership
Our corporate governance guidelines do not require the separation of our Chairman of the Board and Chief Executive Officer positions. Currently, our Chief Executive Officer serves as Chairman of the Board. The Board also has appointed Catherine R. Kinney as Lead Independent Director. The Lead Independent Director acts as chairperson of the executive sessions of the independent directors of the Board. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. Our Lead Independent Director also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director.
The Board believes that having our Chief Executive Officer as the Chairman of the Board and a Lead Independent Director currently provides the most efficient and effective leadership model for the Company. Specifically, the balance of powers among our Chairman of the Board, our Lead Independent Director and our independent committee chairs facilitates the active participation of our independent directors and enables our Board to provide more effective oversight of management.

Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function primarily through our nominating and corporate governance committee. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our nominating and corporate governance committee is responsible for our general risk management strategy, monitoring and assessing the most significant risks facing us and overseeing the implementation of risk mitigation strategies by management. Our nominating and corporate governance committee also monitors and assesses the effectiveness of our corporate governance guidelines and our policies, plans and programs relating to cyber and data security and legal and regulatory risks associated with our products and business operations.
Our audit committee and compensation committee also are responsible for overseeing certain risks related to their responsibilities. Specifically, our audit committee receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm relating to financial risks. Our compensation committee monitors and evaluates whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership” above.
Committees of Our Board of Directors
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, and may have such other committees as our Board may establish from time to time. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Pursuant to the terms of the stockholders’ agreement, any new committees of our Board will include at least one director nominated by Silver Lake and at least one director nominated by Thoma Bravo, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our board of directors, with exceptions for requirements of law and stock exchange rules. The charters for our audit committee, compensation committee and nominating and corporate governance committee are available on the “Investors” portion of our website at www.solarwinds.com.
The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mike Bingle			Member
William Bock	Chair	Chair
Seth Boro		Member
Paul J. Cormier			Member
Kenneth Y. Hao		Member
Catherine Kinney	Member		Chair
Easwaran Sundaram	Member
Audit Committee
Our audit committee currently consists of Messrs. Bock and Sundaram and Ms. Kinney, and Mr. Bock currently serves as the chair of our audit committee. Jason White served on our audit committee until January 24, 2019. Mr. Lines served on our audit committee until October 18, 2019. Mr. Cormier served on our audit committee from October 18, 2019 until February 25, 2020. Our Board has determined that each current member of the audit committee satisfies the requirements for independence, financial literacy and financial expertise under the applicable rules and regulations of the SEC and listing standards of the NYSE (including the additional independence standards applicable to audit committee members). The audit committee changes during fiscal year 2019 reflect our transition to an audit committee that meets the additional independence standards applicable to audit committee members during the one year period following our initial public offering as required by applicable rules and regulations of the SEC and listing standards of the NYSE. In addition, our Board has determined that each of our current audit committee members qualifies as an “audit committee financial expert” as defined in the rules of the SEC. Our audit committee is, among other things, responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related-party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee currently consists of Messrs. Bock, Boro and Hao, and Mr. Bock currently serves as the chair of our compensation committee. Our Board has determined that each member of the compensation committee meets the additional independence standards of the NYSE and the SEC applicable to members of compensation committees. In addition, each member of the compensation committee is (1) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and (2) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is, among other things, responsible for:

•	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and recommending to our Board the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.
In addition, the compensation committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation within established guidelines to certain eligible individuals who are not executive officers.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Ms. Kinney and Messrs. Bingle and Cormier, and Ms. Kinney currently serves as the chair of our nominating and corporate governance committee. Our Board has determined that each member of the nominating and corporate governance committee meets the additional independence standards of the NYSE.
Our nominating and corporate governance committee is, among other things, responsible for:

•	identifying and recommending candidates for membership on our Board, in accordance with the terms and requirements of the stockholders’ agreement;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board;

•	overseeing our general risk management strategy;

•	establishing and reviewing compliance with stock ownership guidelines for the Company’s executive officers and non-employee directors; and

•	assisting our Board on corporate governance matters.

Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that each of Ms. Kinney and Messrs. Bingle, Bock, Boro, Cormier, Hao, Hoffmann, Lines, Sundaram, and Widmann (comprising all of our directors other than Mr. Thompson) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Thompson) is “independent” as that term is defined under the listing standards of the NYSE. In addition, our Board has previously determined that Mr. White, who served as a director in 2019 and who resigned as a director on February 26, 2020, was “independent” (as that term is defined under the listing standards of the NYSE) at the time he served as a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence and eligibility to serve on the committees of our Board, including the transactions described in “Certain Relationships and Related Party Transactions.”
Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Lead Independent Director, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735 or general_counsel@solarwinds.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Board or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Nomination Procedures
The nominating and corporate governance committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions in accordance with the terms and requirements of the stockholders’ agreement. The nominating and corporate governance committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and corporate governance committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The nominating and corporate governance committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and corporate governance committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•
any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 3.16 of our bylaws.

The nominating and corporate governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the nominating and corporate governance committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Our stockholders’ agreement provides the Sponsors with certain nomination rights. See “Corporate Governance—Certain Sponsor Rights” above for more information regarding these rights.
Board and Annual Meetings Attendance
During 2019, our Board held seven meetings, our audit committee held seven meetings, our compensation committee held four meetings and our nominating and corporate governance committee held three meetings. During 2019, each current director attended (i) at least 86% of the aggregate of the total number of Board meetings held during the period of such member’s service and (ii) 100% of the total number of meetings of committees on which such member served, during the period of such member’s service.
Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our current directors who were then serving as directors attended our 2019 annual stockholder meeting.
Compensation Committee Interlocks and Insider Participation
Messrs. Bock, Boro and Hao served as members of the compensation committee in 2019. None of the members of the compensation committee has at any time been one of our officers or employees. Except as set forth under “Certain Relationships and Related Party Transactions,” none of these members of the compensation committee has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or compensation committee.
Code of Business Ethics and Conduct
Our Board has adopted a code of business conduct and ethics for all employees, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct and our corporate governance guidelines are available on the “Investors” portion of our website at www.solarwinds.com. To the extent and in the manner required by applicable rules of the SEC and NYSE, we intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

DIRECTOR COMPENSATION
Director Compensation Table
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael Bingle	55,000	209,986	—	264,986
William Bock	92,500	209,986	—	302,486
Seth Boro	58,750	209,986	—	268,736
Paul J. Cormier(3)	57,548	209,986	—	267,534
Kenneth Y. Hao	58,750	209,986	—	268,736
Michael Hoffmann	50,000	209,986	—	259,986
Catherine R. Kinney(4)	91,701	209,986	—	301,687
James Lines(5)	59,986	209,986	—	269,972
Easwaran Sundaram(6)	—	—	—	—
Jason White(7)	50,833	209,986	—	260,819
Michael Widmann(8)	—	—	—	—
________________

(1)
The amounts in this column represent the amounts paid to our non-employee directors for board and committee service during the fiscal year ended December 31, 2019 under our non-employee director compensation policy, which is further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy.”

(2)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, using the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. The RSUs were the annual equity grants under our non-employee director compensation policy that were granted on the date of our 2019 annual meeting of stockholders as further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy.” The number of shares of common stock underlying outstanding stock awards held by each of our non-employee directors as of December 31, 2019 is as follows:

Director Name	Outstanding Stock Awards
Michael Bingle	33,852
William Bock	33,852
Seth Boro	33,852
Paul J. Cormier	33,852
Kenneth Y. Hao	33,852
Michael Hoffmann	33,852
Catherine R. Kinney	33,852
James Lines	45,519
Easwaran Sundaram	—
Jason White(7)	33,852
Michael Widmann	—

(3)	Includes pro rata audit committee member retainer for period during which Mr. Cormier served on our audit committee during 2019 (from October 18, 2019 to December 31, 2019).

(4)	Includes pro rata audit committee member retainer for period during which Ms. Kinney served on our audit committee during 2019 (from January 24, 2019 to December 31, 2019).

(5)	Includes pro rata audit committee member retainer for period during which Mr. Lines served on our audit committee during 2019 (from January 1, 2019 to October 18, 2019).

(6)	Mr. Sundaram was appointed as a director effective on February 25, 2020 and did not receive any compensation from us during the fiscal year ended December 31, 2019.

(7)
Includes pro rata audit committee member retainer for period during which Mr. White served on our audit committee during 2019 (from January 1, 2019 to January 24, 2019). Mr. White resigned as a director effective on February 26, 2020. Mr. White will provide consulting services to the Company from February 2020 until the date of the Company’s 2020 annual stockholder meeting, during which period Mr. White’s outstanding equity awards will continue to vest.

(8)	Mr. Widmann was appointed as a director effective on February 26, 2020 and did not receive any compensation from us during the fiscal year ended December 31, 2019.

Narrative Disclosure to Director Compensation Table
The compensation committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors. For the fiscal year ended December 31, 2019, our non-employee directors were entitled to receive cash retainers for board and committee service and awards of RSUs under our non-employee director compensation policy described below.
Non-Employee Director Compensation Policy
At the time of our IPO in October 2018, our compensation committee reviewed our non-employee director compensation program in light of the following principles:

•	attract world class business talent, experienced with fast-growing multinationals in the technology sector;

•	provide compensation that is competitive relative to our industry, size, and complexity;

•	differentiate for roles with added experience requirements and / or time commitments; and

•	align program design to focus decision-making on long-term stockholder value creation.
Effective October 2018, our compensation committee recommended, and our Board approved, the following non-employee director compensation policy (all retainers are annual amounts paid quarterly):

General Board member retainer	$50,000
Lead Independent Director retainer	$20,000
Audit Committee Chair retainer	$25,000
Compensation Committee Chair retainer	$17,500
Nominating and Corporate Governance Committee Chair retainer	$10,000
Audit Committee member retainer	$12,500
Compensation Committee member retainer	$8,750
Nominating and Corporate Governance Committee member retainer	$5,000
Initial equity grant	$460,000 value (100% RSUs) (1)
Annual equity grant (2)	$210,000 (100% RSUs)(3)

(1)
The number of RSUs granted will be calculated using the closing price of one share of our common stock on the grant date. The awards vest annually over four years with 25% of the RSUs vesting on each anniversary of the grant date, subject to continued service through each applicable date, unless otherwise determined by the Board and set forth in the grant agreement between the non-employee director and the Company.

(2)
The annual equity grant is awarded to continuing directors on each date of the Company’s annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months.

(3)
The number of RSUs granted will be calculated using the closing price of one share of our common stock on the grant date. The award will vest 100% on the one-year anniversary of the grant date, subject to continued service through such date.

Director Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our non-employee directors. Pursuant to these guidelines, as of January 1 of each year, each of our non-employee directors must retain an equity interest in the company that is at least three times the base annual cash board retainer. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested performance stock units, or PSUs, whose level of achievement has been certified by the compensation committee but are subject to further service vesting. With respect to non-employee directors that are designees of the Silver Lake Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Silver Lake Funds. With respect to non-

employee directors that are designees of the Thoma Bravo Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Thoma Bravo Funds. For purposes of our stock ownership guidelines, the value of the equity interests held by a non-employee director is calculated based on the average closing stock price of one share of the our common stock as listed on the NYSE for the 30 calendar days preceding the determination date.
Each non-employee director shall have five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that a non-employee director no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in the annual cash board retainer, such non-employee director will have one year to regain the required equity interests. As of January 1, 2020, each of our non-employee directors was in compliance with our non-employee director stock ownership guidelines.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and will present such appointment to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the audit committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the audit committee may reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2019 and 2018. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2019	2018
Audit Fees	$2,382,000	$1,980,000
Audit-Related Fees	—	—
Tax Fees	379,397	380,129
Other Fees	900	975
Total	$2,762,297	$2,361,104
Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, fees associated with ASC 606 implementation, services rendered in connection with the Company’s secondary offering of common stock in May 2019, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, exam assistance, tax planning and technical tax advice.
Other Fees. Other fees consist of fees for accounting research software.
Pre-Approval of Audit and Non-Audit Services
The audit committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2019 and December 31, 2018 were pre-approved by the audit committee.
The audit committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2019 audit, the audit committee:

•	reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2019;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCooper LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
William Bock (Chair)
Catherine R. Kinney
Paul J. Cormier*

*Mr. Cormier served on the audit committee from October 18, 2019 until February 25, 2020 and participated in the review, discussions and recommendations to the Board to include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. Jason White served on the audit committee until January 24, 2019. James Lines served on the audit committee until October 18, 2019. Mr. Sundaram was appointed as a member of the audit committee effective February 25, 2020. Messrs. White, Lines and Sundaram did not sign this report because they were not members of the audit committee at the time of the audit committee’s review, discussion and recommendation to the Board regarding the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As of December 31, 2019, the Company is no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, pursuant to Section 14A of the Exchange Act, we are providing you as a stockholder the opportunity to advise the Company on the frequency of future advisory votes on the compensation of our named executive officers. By voting on this Proposal Three, stockholders may tell us whether they would prefer to have an advisory vote on executive compensation every one, two or three years.

The Board recognizes the importance of receiving regular input from the Company’s stockholders on important issues such as the Company’s executive compensation program. As compensation decisions are made annually, the Board believes more frequent advisory votes will better inform our decision-making process and highlight areas for consideration. Accordingly, the Board has determined that an advisory vote on executive compensation held every year would be the best approach for the Company.

While the Board recommends that the advisory vote on executive compensation be held every year, the proxy card provides you with the options to approve holding the vote every one, two or three years, or to abstain from voting. This vote is advisory and non-binding on the Board and the Company. Although the vote is non-binding, the Board values the opinions of the Company’s stockholders, and will take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

Since we were an emerging growth company for less than two years after the date of our IPO in October 2018, we are required to hold a non-binding advisory vote on executive compensation no later than the end of the three-year period beginning on the date of the IPO. Therefore, we will hold a non-binding advisory vote on executive compensation at next year’s annual meeting.

Required Vote and Recommendation of the Board for Proposal Three

You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on this proposal. Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the vote on the frequency of advisory votes on executive compensation.

Our Board recommends that you vote “ONE YEAR” as the frequency for advisory votes on executive compensation.

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Kevin B. Thompson	54	President and Chief Executive Officer
J. Barton Kalsu	52	Executive Vice President, Chief Financial Officer and Treasurer
David Gardiner	44	Executive Vice President and President, ITOM
Jason W. Bliss	45	Executive Vice President, Corporate Development, General Counsel and Secretary
Woong Joseph Kim	41	Executive Vice President, Engineering and Chief Technology Officer
John Pagliuca	43	Executive Vice President and President, MSP
Kevin B. Thompson—For biographical information, see “Proposal One—Continuing Directors Not Standing for Election—Class I Directors (Terms Expire in 2022).”
J. Barton Kalsu has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2016. He served as our Executive Vice President, Finance and Chief Accounting Officer from October 2013 to April 2016 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. Mr. Kalsu serves on the board of directors of EP Energy Corporation (NYSE: EPE). Mr. Kalsu previously served on the board of directors of Athlon Energy Inc. (Nasdaq: ATHL) prior to its acquisition by Encana Corporation. He holds a B.S. in Accounting from Oklahoma State University.
David Gardiner has served as our Executive Vice President and President, ITOM since January 2020. Mr. Gardiner previously served as our Executive Vice President, Core IT from January 2018 to January 2020, Executive Vice President, International Sales from October 2015 to January 2018, Senior Vice President, Sales from July 2013 to October 2015 and Vice President, Sales from November 2007 to July 2013. Prior to joining the Company, Mr. Gardiner worked as Director, Business Development for Motive, Inc., Manager, Business Development for BroadJump, LLC, and in channel business development for Trilogy, Inc. Mr. Gardiner holds an Honours Bachelor of Business Administration from Wilfrid Laurier University.
Jason W. Bliss has served as our Executive Vice President, Corporate Development, General Counsel and Secretary since January 2020. Mr. Bliss previously served as our Executive Vice President, General Counsel and Secretary from June 2016 to January 2020, Senior Vice President, General Counsel and Secretary from April 2016 to June 2016, Senior Vice President, Legal Operations and Corporate Development from October 2013 to April 2016, Vice President, Corporate Development from June 2012 to October 2013 and Assistant General Counsel from March 2008 to June 2012. Prior to joining the Company, Mr. Bliss was an associate at DLA Piper LLP (US) specializing in mergers and acquisitions, capital market transactions and technology licensing. Prior to DLA Piper, Mr. Bliss was a technology consultant with Accenture. Mr. Bliss earned a J.D. and an M.B.A. from Duke University and a B.S. in Engineering Science from the University of Virginia.
Woong Joseph Kim has served as our Executive Vice President, Engineering and Chief Technology Officer since July 2017. Mr. Kim previously served as Senior Vice President and Chief Technology Officer from February 2016 to July 2017. Prior to joining the Company, Mr. Kim was the General Manager of Hewlett Packard Enterprise Company’s Transform business unit from November 2014 to February 2016, and the CTO for HP Software’s Application Delivery Management (ADM) and IT operations management businesses from April 2013 to November 2014. Mr. Kim has held other executive leadership roles at General Electric, Berkshire Hathaway and several startups. Mr. Kim holds a Bachelor’s in Computer Science and Criminology and Law Studies from Marquette University.
John Pagliuca has served as our Executive Vice President and President, MSP since January 2020.  Mr. Pagliuca previously served as our Executive Vice President & General Manager, MSP from January 2019 to January 2020 and General Manager, MSP from September 2016 to January 2019.  Mr. Pagliuca joined SolarWinds with our acquisition of LogicNow in May 2016, where he served as Chief Financial Officer from July 2015 to September 2016.  He served as the Vice President of Finance and Operations of GFI Software from February 2013 to July 2015.  Prior to joining GFI Software, he served as the Vice President of Finance and Director of Finance at Airvana. He holds a B.S. in Accounting from Babson College.

EXECUTIVE COMPENSATION
As of December 31, 2019, we were no longer an “emerging growth company” as defined in the JOBS Act. Therefore, our disclosures in this proxy statement includes additional information regarding executive compensation that was not included in last year’s proxy statement, including:

•	Compensation Discussion and Analysis;

•	Reporting of compensation information for two additional executive officers listed as named executive officers, referred to as our NEOs;

•	An additional year of reporting history in our Summary Compensation Table;

•	Additional compensation disclosure tables for “Grants of Plan-Based Awards”, “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control”; and

•	A non-binding advisory vote on the frequency of future advisory votes on executive compensation, which is Proposal Three of this proxy statement.

We are, however, exempt from the CEO pay ratio disclosure requirements in this proxy statement as a result of the one-year phase in period for former emerging growth companies. Furthermore, since we were an emerging growth company for less than two years after the date of our IPO in October 2018, we are required to hold a non-binding advisory vote on executive compensation no later than the end of the three-year period beginning on the date of the IPO.
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation policies, programs, and practices during 2019 and, as appropriate, any actions taken since the end of 2019 and prior to the filing of the proxy statement which relate to compensation for 2019 for the Company’s NEOs:

NEO	Position
Kevin B. Thompson	President and Chief Executive Officer
J. Barton Kalsu	Executive Vice President, Chief Financial Officer and Treasurer
David Gardiner	Executive Vice President and President, ITOM
Jason W. Bliss	Executive Vice President, Corporate Development, General Counsel and Secretary
Woong Joseph Kim	Executive Vice President, Engineering and Chief Technology Officer
The following discussion and analysis of compensation arrangements of the NEOs for 2019 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Executive Summary
SolarWinds is a leading provider of information technology, or IT, infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud, or in hybrid models. For us to compete successfully and grow our business, we must retain, recruit, and develop talented, qualified senior executives to manage and lead our Company to achieve the corporate objectives that will promote the short- and long-term growth of our business, and thereby increase stockholder value. We believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short- and long-term basis, and that such compensation should assist us in motivating and retaining the key executive officers critical to our long-term success.
2019 Compensation Highlights

The key compensation actions and decisions for 2019 were as follows:

•	Base salaries for our NEOs increased between 8% and 12%.

•
The 2019 Executive Bonus Plan resulted in a formulaic payout of 70% based on 2019 achievement against corporate objectives for revenue and adjusted EBITDA. For 2019, the compensation committee decided to exercise discretion to increase the payout to 80%.

•
All of our NEOs received equity awards at the time of our IPO in October 2018. As a result, we did not issue annual equity awards to our NEOs in 2019. We resumed our annual equity grant practice in the first quarter of 2020.

•	Certain performance equity awards granted in prior fiscal years were subject to vesting based on meeting revenue and adjusted EBITDA performance objectives for fiscal year 2019.

◦
Previously granted restricted shares subject to 2019 performance were achieved at 70% and vested upon certification. The 30% of such shares that were not achieved will carry forward for potential vesting following fiscal 2020, pursuant to the terms of the applicable award agreements.

◦
Previously granted performance stock units, or PSUs, subject to 2019 performance were achieved at 70%, with the achieved portions of such awards continuing to vest through 2022. The 30% of the PSUs that were not achieved were forfeited. The compensation committee decided to issue new awards for the forfeited PSUs, which will potentially vest following fiscal 2020 based on achievement of performance metrics for fiscal 2020.

•
The performance objectives for compensation subject to 2019 performance were adjusted on a pro-forma basis for our larger acquisitions—specifically, Samanage in May 2019—in order to maintain the same likelihood of achievement immediately prior to and preceding such acquisitions. We did not adjust performance objectives for acquisitions that did not materially impact our pro-forma objectives for the year.

•
In 2019, our nominating and corporate governance committee adopted stock ownership guidelines for our Chief Executive Officer equal to five times his annual salary, and the other executive officers equal to three times their respective salary. Executive officers have five years to attain the required level of ownership.

Executive Compensation Program at a Glance

In setting total compensation, the compensation committee seeks to achieve a balance between fixed and variable (or at-risk) elements, short- and long-term pay elements, and cash and equity-based elements, primarily through cash salaries, annual cash incentives, equity long-term incentives, and broad-based benefits. The following table provides information regarding the elements of our executive compensation program.

	Cash Compensation		Equity Compensation		Other
	Base Salary	Executive Bonus Plan	Performance Stock Units	Restricted Stock Units	Broad-Based Benefits
Primary Purpose	Attraction and Retention
	----	Reward Short-Term Performance	Reward Long-Term Performance Align Interests with Shareholder		---

Recipients	All NEOs
Reviewed	Annually
Grant Date	---	First Quarter for Current Year			---
Payment Date	Ongoing	First Quarter of Next Fiscal Year	Vesting over 3 Years	Vesting over 4 Years	Ongoing
Fixed or At-Risk	Fixed	Variable or At-Risk			Fixed
Performance Period	---	1 Year	1 Year	---	---
Performance Basis	Compensation Committee judgment	Revenue and EBITDA growth formulaic funding, plus Compensation Committee judgment		Subject to stock price fluctuations	---

Incentive Compensation Performance Metrics

The business metrics underlying our annual and long-term incentive programs focus on the key drivers for executing our strategy and creating and sustaining long-term stockholder value. Our corporate objectives are to drive future revenue growth while continuing to deliver high operating margins. The performance objectives underlying our incentive plans are aligned to this business philosophy, rewarding executive officers for profitable growth for achievement of revenue and adjusted EBITDA against objectives determined at the beginning of the year. These performance objectives are adjusted from time-to-time for acquisitions or other fundamental changes in the Company’s business that would impact the expected outcomes.

Policies and Practices at a Glance

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2019:

What We Do			What We Don't Do
✓	Pay for performance through incentives based on Company performance	✗	Guarantee annual salary increases or bonuses
✓	Align executive compensation with stockholder returns through long-term incentives	✗	Tax gross-ups or perquisites except with respect to the standard benefits that are provided to all Company employees or as part of an international assignment
✓	Structure executive officer compensation so the majority of compensation is at-risk	✗	Excise tax gross-ups for executive officers in the event of a change in control
✓	Annual and ongoing reviews of compensation programs, practices, policies, and governance, including assessment to mitigate undue risk taking by executives	✗	Allow hedging or pledging of Company stock
✓	Require double-trigger for potential payments upon a change in control in any new compensation arrangements	✗	Make pension arrangements or separate executive retirement plans for NEOs
✓	Maintain stock ownership requirements and guidelines

Compensation Decision Making Process
We believe the best way to align executive and stockholder interests is through compensation programs governed by the Compensation Committee, designed with input from management and, as appropriate, external advisors regarding internal, external, and business challenges and opportunities facing our Company and our executive officers.

Role of the Compensation Committee

The compensation committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. The compensation committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development, and retention of the executive officer talent required for us to achieve our business objectives. Members of the compensation committee are appointed by the Board. Messrs. Bock, Boro, and Hao served on the compensation committee during 2019. See “Corporate Governance—Committees of Our Board of Directors—Compensation Committee” for more information regarding the compensation committee.

Role of Management

In 2019, our Chief Executive Officer provided recommendations on compensation for our executive officers, and also provided input requested by the compensation committee regarding his own compensation. Mr. Thompson and the compensation committee, based on their respective assessments of the market data provided by Compensia and competitive market dynamics, exercised judgment to recommend and set total compensation for executive officers that is competitive and internally equitable within our existing executive team. In recommending these packages, Mr. Thompson considered the total compensation that would be necessary to retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these arrangements, the members of the compensation committee relied on their experience and judgment, and that of Mr. Thompson, and reviewed his recommendations to ensure the compensation packages were appropriate based on each executive officer’s title and position. Compensation arrangements may be adjusted from time-to-time based on our desire to remain market competitive, or to reflect changes in an executive officer’s title, authority, or job responsibilities.

Our Executive Vice President, Chief Financial Officer and Executive Vice President, Corporate Development, General Counsel, and Secretary also attended certain meetings of the compensation committee related to 2019 executive compensation but were not present during any deliberations related to their own compensation. We expect to continue a similar practice in the future.

Role of Compensation Consultant

The compensation committee has the authority to retain a compensation consultant to assist in evaluating the compensation of our Chief Executive Officer and our other executive officers, and to approve the consultant’s fees and engagement terms. The compensation committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.

In 2019, the compensation committee engaged Compensia to assist it in fulfilling its responsibilities by providing reports and analyses regarding competitive market and industry trends and practices related to executive compensation. The competitive market data included compensation information specific to comparable companies from publicly filed documents, including percentiles and other data aggregated across this information, and aggregated data across a broader set of technology companies. The compensation committee used this data to inform its decisions about establishing practices as a publicly traded company and 2019 executive compensation. The compensation committee did not, however, benchmark or make decisions or target compensation of any executive officer based on any singular data point such as a particular pay percentile within the aggregated data.
Overview of Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with stockholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus executives on not only short-term results, but also long-term success.

Compensation Philosophy

The following key principles guide our compensation decision-making and program design:

Objective	Description
Competitive Pay	Our total compensation program is designed to be competitive to recruit and retain highly qualified executives for critical positions.
Balanced Pay Mix
Our compensation program is a combination of short- and long-term, cash and equity, and fixed and performance-based components. A majority of our executive compensation program is performance-based and ‘at-risk,’ or otherwise focused on the long-term, which we believe aligns our executive officers’ interests with stockholders.

Pay for Performance	The compensation package is designed to link short- and long-term incentives to the Company’s performance against operational goals to motivate and drive execution against our operational goals.
Stockholder Alignment
The compensation package is designed to link long-term incentives to the creation of stockholder value to align the interests of our management with those of our stockholders and drive the creation of long-term stockholder value.

Balanced Performance Management
We use a combination of financial performance metrics, varying time horizons, and compensation vehicles to provide a balanced and comprehensive measure of performance, and to encourage effective use of resources to achieve corporate objectives.

Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive risk taking and avoid placing too much emphasis on any one metric or performance time horizon.

Components of Our Compensation Program
Our executive compensation program consists of base salary, cash bonuses, long-term equity incentives, and benefits. We chose to build our program around these components because we believe that each component is useful in achieving one or more of the objectives of our program, and that all components together have been and will continue to be effective in achieving our overall objectives. The compensation committee may make adjustments to compensation based on factors specific to an NEO or if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.
Each component is described in more detail below.
Base Salary

We pay an annual base salary to our NEOs to provide a fixed rate of cash compensation. Salary amounts are determined by the compensation committee based on what is necessary to attract and retain our executive talent. We generally review base salaries of our NEOs annually and make adjustments based upon a number of factors, including overall performance against our financial and strategic plan; skills, experience and qualifications; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; and retention concerns.

In February 2019, the compensation committee approved increases to base salaries for our Chief Executive Officer and other NEOs effective as of January 1, 2019. The table below shows the 2019 base salaries for our NEOs and the percentage increase from the NEO’s prior base salary.

NEO	2018 Base Salary	2019 Base Salary	% Change
Kevin B. Thompson (1)	625,000	700,000	12.0%
J. Barton Kalsu	380,000	425,000	11.8%
David Gardiner	375,000	417,500	11.3%
Jason W. Bliss	360,000	390,000	8.3%
Woong Joseph Kim	360,000	390,000	8.3%
________________

(1)	The salary increase for Mr. Thompson was considered in conjunction with the decrease in his annual bonus target detailed below under “Executive Bonus Plan.”

Executive Bonus Plan

All of our NEOs participated in the SolarWinds Corporation Bonus Plan for 2019, referred to as our 2019 Executive Bonus Plan, and were eligible to receive cash bonuses for the achievement of certain performance objectives. Bonus targets are expressed as a percent of salary and are reviewed by the compensation committee annually. The target bonuses in the table below were effective January 1, 2019. Further detail of the threshold, target, and maximum payout levels for each NEO is provided under “Executive Compensation Tables—Grants of Plan-Based Awards” in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

NEO	2018 Target Bonus	2019 Target Bonus	% Change
Kevin B. Thompson (1)	135%	125%	(10)%
J. Barton Kalsu	80%	80%	—%
David Gardiner	$375,000	100%	—%
Jason W. Bliss	80%	80%	—%
Woong Joseph Kim	80%	80%	—%
________________

(1)	The bonus target decrease for Mr. Thompson was considered in conjunction with the increase in his annual base salary detailed above under “Base Salary.”

The compensation committee annually establishes the performance metrics and objectives underlying the SolarWinds Corporation Bonus Plan. The performance metrics and objectives may change from year to year as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the compensation committee. The compensation committee reserves the discretion to modify performance metrics and objectives during the performance period, make adjustments for currency fluctuations or fundamental changes to our business which impact performance objectives, and to exercise discretion on final payout amounts. In June 2019, the compensation committee modified the objectives for the acquisition of Samanage in May 2019 to incorporate the expected contribution of the acquired business in the remainder of fiscal year 2019.

The compensation committee established revenue and adjusted EBITDA as the performance metrics for the 2019 Executive Bonus Plan. Adjusted EBITDA is a non-GAAP financial measure and we define adjusted EBITDA as net income or loss, excluding the impact of purchase accounting on total revenue, amortization of acquired intangible assets and developed technology, depreciation expense, stock-based compensation expense and related employer-paid payroll taxes, restructuring and other charges, acquisition and Sponsor related costs, interest expense, net, debt extinguishment and refinancing costs, unrealized foreign currency (gains) losses, and income tax expense (benefit). These metrics were selected following a review of our business priorities for the year as recommended by the Board and management, and were based on the compensation committee’s belief that participating executives have line of sight and direct ability to influence each metric. The compensation committee established performance objectives for each metric that were believed to be challenging but achievable with excellent execution of our plan, and achievement of which would translate to stockholder value over the long-term. The compensation committee believed this design provided the proper incentives to our executives to execute at a high level to achieve results consistent with our financial outlook as communicated to our stockholders.

The 2019 Executive Bonus Plan was subdivided into a below-target component and an upside component. The below-target component was weighted 30% on revenue and 70% on adjusted EBITDA. No portion of the bonus would be paid if adjusted EBITDA fell below the threshold level. The respective payout levels would have been calculated linearly for achievement between the threshold and midpoint, or midpoint and target performance levels. The upside component was structured as a profit sharing incentive, with a portion of the adjusted EBITDA in excess of the target performance level contributing to the bonus pool, subject to certain revenue performance gates and a maximum aggregate payment of 200% of target. For revenue achievement equal to or above the respective midpoint performance level but less than 99.2% of the target, one-third of the adjusted EBITDA in excess of the target would be payable toward the bonus. For revenue achievement equal to or above 99.2% of target, one-half of the adjusted EBITDA in excess of target would be payable toward the bonus. The upside component would not be payable if revenue achievement fell below its respective midpoint performance level, or if adjusted EBITDA achievement fell below its respective target performance level.

Below-Target Component

	Revenue (30% Weighting)		Adjusted EBITDA (70% Weighting)
Performance Level	Achievement (% of Target)	Payout (% of Target)	Achievement (% of Target)	Payout (% of Target)
Threshold	97.6%	50%	97.4%	50%
Midpoint	98.2%	75%	98.5%	75%
Target	100.0%	100%	100.0%	100%

Upside Component

Revenue Performance Gate	Upside Component Funding
At least 98.2% of Target but less than 99.2% of Target	One-third of adjusted EBITDA in excess of Target
At least 99.2% of Target	One-half of adjusted EBITDA in excess of Target

In February 2020, the compensation committee reviewed the Company’s performance for 2019 and determined that revenue was below the threshold performance level and adjusted EBITDA was above the target performance level. As a result, the below-target bonus component resulted in a formulaic payout of 70% of target. The portion of the bonus that was earned through the formulaic payout under the incentive plan is disclosed under “Executive Compensation Tables—Summary Compensation Table” in the column titled “Non-equity Incentive Plan Compensation.”

Following further review of goals established for 2019 and to recognize the efforts undertaken by management in 2019 to achieve long-term objectives of the Company, the compensation committee decided to exercise discretion (as permitted by and pursuant to the terms of the 2019 Executive Bonus Plan) and increase the funding for the 2019 Executive Bonus Plan to 80% of target. The incremental portion of the bonus that was paid as a result of the compensation committee’s discretion is disclosed under “Executive Compensation Tables—Summary Compensation Table” in the column titled “Bonus.”

Long-Term Incentives

We utilize long-term equity-based incentives granted under our 2018 Equity Incentive Plan, or 2018 Plan, to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. We issued equity awards in conjunction with our IPO in October 2018 and therefore did not issue the annual equity awards for 2019. We issued performance stock units, or PSUs, and restricted stock units, or RSUs, in the October 2018 grant.

•
PSUs are designed to incentivize actions that lead to increasing long-term stockholder value. Performance objectives underlying the PSUs are generally determined at the time of grant and may include multiple performance factors, performance periods of varying length, potential to earn above or below the target number of shares based on actual performance, or additional service vesting criteria. The number of PSUs ultimately earned by executives is subject to achievement against the performance objectives with the value of the underlying shares varying with the Company’s stock price over the vesting period. PSUs granted to our NEOs typically vest over three years, with the first tranche vesting on the date that the compensation committee certifies achievement against the applicable performance metrics and the remaining tranches vesting in February of the following two years, subject to continued service through each applicable date.

•
RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they are subject to vesting. RSUs granted to our NEOs typically vest over four years, subject to continued service through each applicable date.

We anticipate making annual grants of equity-based incentives to our NEOs in the future. We expect future awards to our NEOs to continue to consist of a mix of PSUs and RSUs as measured by value, but not necessarily in the similar value amounts and equity mix as prior years. We intend to issue new awards to NEOs in the first quarter of the fiscal year to align the performance objectives of our incentive plans with the business objectives for the year.

Prior Year Equity Awards

Certain performance equity awards granted in prior fiscal years were subject to vesting based on meeting revenue and adjusted EBITDA performance objectives for fiscal year 2019. The compensation committee chose the same metrics and target objectives for these awards as the 2019 Executive Bonus Plan.

•
2016 Plan Awards. Prior to our IPO, we granted restricted shares to our NEOs for purchase at the then-current fair market value under the SolarWinds Corporation Equity Plan, or the 2016 Plan, which were subject to vesting based on performance objectives for future years or subject to repurchase at the lesser of the original purchase price or the then-current fair market value if vesting did not eventually occur. We granted Messrs. Thompson, Kalsu, Gardiner and Bliss restricted shares in September 2016 and Mr. Kim restricted shares in August 2016 and October 2017, which included vesting tranches that were subject to 2019 performance. For 2019, revenue was weighted at 30% of the total number of shares eligible to vest for 2019 performance, and adjusted EBITDA was weighted at 70%. There was no upside component to the awards under the 2016 Plan for performance above the target. Any portion of such shares that did not vest based on 2019 performance would remain eligible to vest if the Company met performance objectives established by the compensation committee in the following fiscal year.

In March 2020, the Compensation Committee determined that adjusted EBITDA, but not revenue, met its performance objectives for 2019. Accordingly, 70% of the shares subject to 2019 performance objectives vested. The remaining 30% that did not vest based on 2019 performance will carry forward for potential vesting following fiscal year 2020 pursuant to the original terms of the award agreements.

•
2018 Plan Awards. In October 2018 in connection with our IPO, we granted PSUs to our NEOs under the 2018 Plan, which were subject to vesting based on achievement of revenue and adjusted EBITDA objectives for 2019. Up to 30% of the target number of PSUs could be earned based on achievement against revenue objectives, and up to 70% of the target number of PSUs could be earned based on achievement against adjusted EBITDA objectives for 2019. An additional 50% of the target number of PSUs could be earned based on performance above the revenue objectives provided that at least 98.5% of the adjusted EBITDA target was also achieved. This additional component of the PSUs was revenue-based to incentivize growth in our business and market share expansion, which we believe is highly correlated to long-term stockholder value creation. Any PSUs achieved based on 2019 performance would vest in three equal installments—upon certification of performance, in February 2021, and in February 2022, subject to continued service through the applicable vesting date. The compensation committee believes the additional service requirement after performance achievement further aligns NEOs with stockholders, and ensures investments contribute to the Company’s value over the long-run.

In March 2020, the compensation committee determined that adjusted EBITDA, but not revenue, met its performance objectives for 2019. Accordingly, 70% of the target number of PSUs will vest according to the schedule above. The 30% of the PSUs that were not achieved were forfeited. In recognition of the performance goals established at the beginning of 2019 and of the initiatives and investments undertaken by executive officers, the compensation committee decided to issue new awards for the forfeited PSUs, which will potentially vest following fiscal 2020 based on achievement of performance metrics for fiscal 2020.

Benefits

Our executive officers are eligible to participate in our standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. We believe these benefits are consistent with those offered by companies with which we compete for employees.

We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, whichever is less, and contribute that amount to the 401(k) plan. In 2019, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown under “Executive Compensation Tables—Summary Compensation Table” in the column titled “All Other Compensation.”

We do not offer pension arrangements, nonqualified deferred compensation plans, or other arrangements or significant perquisites to executive officers, outside of arrangements that may be provided to an individual working on assignment at the request of the company.

Severance Benefits

We have entered into employment agreements with each of our NEOs that provide for specific payments and benefits in the event of the termination of his employment as described below under “Executive Compensation Tables—Potential Payments on Termination or Change in Control.”

Prior to a change in control, severance benefits are payable to Mr. Thompson if his employment is terminated by us other than for cause, or as a result of a constructive termination, and to our other NEOs if their employment is terminated by us other than for cause. During the 12-month period after a change in control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Substantially all of our change in control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change in control.

For information regarding the potential total dollar value of the compensation that would be paid under these arrangements as of December 31, 2019, see the table below under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control.”
Accounting and Tax Considerations
The compensation committee has not adopted a formal policy regarding tax treatment of compensation paid to our NEOs, but does consider all tax implications of potential compensation decisions as a factor in compensation decisions.
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives “deferred compensation” not meeting the requirements of Code Section 409A.
Formerly, Section 162(m) of the Code set a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers, other than the Chief Financial Officer, that may have been deductible for federal income tax purposes in any fiscal year. Pursuant to the Tax Cuts and JOBS Act of 2017, the tax deductibility provided under Section 162(m) would no longer apply to performance-based compensation arrangements created after November 2, 2017. As we were privately held at such time, none of our currently outstanding performance-based compensation awards are eligible for the deduction under the Section 162(m) Transition Rule.
Executive Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our executive officers. Pursuant to these guidelines, as of January 1 of each year, our Chief Executive Officer must retain an equity interest in the Company that is at least equal to five times his annual base salary and each of our other executive officers must retain an equity interest in the Company with a value that is at least three times the executive officer’s annual base salary. For purposes of the stock ownership guidelines, equity interests includes vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs and unvested PSUs whose level of achievement has been certified by the compensation committee but are subject to further service vesting. For purposes of our stock ownership guidelines, the value of the equity interests held by an executive officer is calculated based on the average closing stock price of one share of the our common stock as listed on the NYSE for the 30 calendar days preceding the determination date.
Each executive officer shall have five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that an executive officer no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in his or her base salary, such executive officer will have one year to regain the required equity interests. As of January 1, 2020, each of our executive officers was in compliance with our stock ownership guidelines.
Prohibition of Hedging and Pledging of Company Stock
Our insider trading policy prohibits all employees (including NEOs) and directors from engaging in transactions to hedge their economic exposure to company stock, including engaging in, trading in or writing options; buying puts, calls or other derivative securities; or engaging in short selling or similar types of transactions. Furthermore, our insider trading policy prohibits all employees (including NEOs) and directors from holding company securities in margin accounts or pledging company securities as collateral for a loan.
Under our insider trading policy, all employees (including NEOs) and directors and any other individuals with access to material non-public information are prohibited from engaging in transactions in company securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan). Non-employee directors and executive officers are required to pre-clear any transactions in company securities. Details on 10b5-1 trading plans for NEOs is provided below under “Executive Compensation—Trading Plans.”
Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the compensation committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and

•
Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

The compensation committee routinely assesses our compensation policies and practices and takes these risk management considerations into account as part of its review.

Trading Plans
We have authorized our NEOs to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer designated by us. These trading plans are structured to comply with the requirements of Rule 10b5-1 under the Exchange Act. Additionally, all transactions under the trading plans must be structured so that the NEO adopting the trading plan maintains compliance with transfer restrictions applicable to them under our stockholders’ agreement. Once a plan is adopted, the NEO no longer has control over the decision to exercise and sell the securities in the plan, unless he amends or terminates the trading plan during a trading window. The purpose of such plans is to enable NEOs to recognize the value of their compensation and diversify their holdings of our stock during periods in which the NEO would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, none of our NEOs had an active trading plan.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

We, as members of the compensation committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William Bock (Chair)
Seth Boro
Kenneth Y. Hao

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding the compensation earned in 2017, 2018 and 2019 by our NEOs, which includes our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, as determined by reference to total compensation for fiscal year 2019, who were serving as executive officers at the end of fiscal year 2019.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Kevin B. Thompson	2019	700,000	87,500	—	612,500	11,200	1,411,200
President and Chief Executive Officer	2018	625,000	—	7,341,824	734,063	11,000	8,711,887
	2017	625,000	42,188	—	675,000	10,800	1,352,988

J. Barton Kalsu	2019	425,000	34,000	—	238,000	11,200	708,200
Executive Vice President, Chief Financial Officer and Treasurer	2018	380,000	—	2,273,600	264,480	11,000	2,929,080
	2017	380,000	15,200	—	243,200	10,800	649,200

David Gardiner	2019	417,500	41,750	—	218,400	68,935(5),(6)	820,435
Executive Vice President and President, ITOM	2018	370,833	—	2,557,800	322,625	230,390(7)	3,481,648
	2017	325,000	16,250	—	260,000	284,731(8)	885,981
Jason W. Bliss(9)	2019	390,000	31,200	—	218,400	11,200	650,800
Executive Vice President, Corporate Development, General Counsel and Secretary

Woong Joseph Kim(10)	2019	390,000	31,200		218,400	61,203(11)	700,803
Executive Vice President, Engineering and Chief Technology Officer

(1)
The amounts reported in this column represent the discretionary amount of annual cash bonuses paid under the Company’s Bonus Plan. For a discussion of the discretionary bonus paid for 2019, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Executive Bonus Plan.”

(2)
The amounts reported in this column relate to grants of RSUs and PSUs and reflect the aggregate grant date fair value of awards using the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718 assuming the achievement of the PSUs at the target amount. The grant date fair value of the awards granted during 2018 assuming the achievement of the PSUs at the maximum amounts would be as follows: Mr. Thompson, $8,810,172; Mr. Kalsu, $2,728,306 and Mr. Gardiner, $3,069,360.

(3)
The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of the Company’s Bonus Plan for the applicable year. For a detailed discussion of the 2019 Executive Bonus Plan, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Executive Bonus Plan.”

(4)	Unless otherwise noted, consists of employer contribution to NEO’s 401(k) retirement plan.

(5)
While he was on assignment in our United Kingdom office, Mr. Gardiner was entitled to certain specific benefits and allowances based on his expatriate status in order to provide an equalization of his income while working in the United Kingdom to a letter of assignment with us, effective as of July 1, 2017. These benefits and allowances included participation in a specific expatriate health insurance plan, a housing allowance of up to £7,500 per month, a schooling allowance of $3,000 per month, a living allowance of $10,333 per month, a transportation allowance of $1,000 per month, a utilities allowance of $1,500 per month, a travel allowance of $5,000 per quarter, equalization of Mr. Gardiner’s tax liability, and reimbursement of early-return expenses in the event that we terminated Mr. Gardiner’s overseas assignment before August 31, 2018. Amounts paid under these allowances were based on actual expenses.

(6)
Includes $33,449 paid on Mr. Gardiner’s behalf for income taxes due in the United Kingdom in connection with his international assignment, $23,384 paid to tax advisors to assist with Mr. Gardiner’s taxes resulting from his international assignment, $11,200 employer contribution to Mr. Gardiner’s 401(k) retirement plan, tax gross-up for imputed income for the tax preparation benefit and gift card. Amount of the income taxes paid was based on average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2019.

(7)
Includes relocation expenses, expatriate transportation allowance, $11,000 employer contribution to Mr. Gardiner’s 401(k) retirement plan, $11,250 for expatriate utilities allowance, $12,500 for expatriate travel allowance, $22,500 for expatriate schooling allowance, $77,498 for expatriate cost of living allowance and $78,691 for expatriate housing allowance. Amount of the expatriate housing allowance was based upon the average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2018.

(8)
Includes employer contribution to Mr. Gardiner’s 401(k) retirement plan, expatriate transportation allowance, expatriate utilities allowance, expatriate travel allowance, $36,000 for expatriate schooling allowance, $73,998 for expatriate cost of living allowance, and $113,933 for expatriate housing allowance, which is based upon the average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2017.

(9)	Mr. Bliss was not a NEO prior to 2019. Prior to 2019, the Company was an emerging growth company and was required to report compensation for only three NEOs.

(10)	Mr. Kim was not a NEO prior to 2019. Prior to 2019, the Company was an emerging growth company and was required to report compensation for only three NEOs.

(11)
Includes $11,200 employer contribution to Mr. Kim’s 401(k) retirement plan and $50,003 in cash paid to Mr. Kim upon vesting of the contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSUs held by Mr. Kim at the time of our Take Private converted in connection with the Take Private.

Grants of Plan-Based Awards in 2019

The following table provides information regarding grants of plan-based awards to each of our NEOs in 2019. We did not make any equity grants to our NEOs in 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Kevin B. Thompson	2/19/2019	306,250	875,000	1,750,000

J. Barton Kalsu	2/19/2019	119,000	340,000	680,000

David Gardiner	2/19/2019	146,125	417,500	835,000

Jason W. Bliss	2/19/2019	109,200	312,000	624,000

Woong Joseph Kim	2/19/2019	109,200	312,000	624,000

(1)
Represents the formulaic annual cash bonus under the 2019 Executive Bonus Plan. For a detailed discussion of the performance metrics, weighting and potential payouts under the 2019 Executive Bonus Plan, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Executive Bonus Plan.” For actual amounts paid pursuant to the formulaic calculation under the 2019 Executive Bonus Plan, see “Executive Compensation Tables—Summary Compensation Table” above under the column titled “Non-Equity Incentive Plan Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the NEOs’ compensation for the fiscal year ended December 31, 2019, including base salaries, cash bonuses under the 2019 Executive Bonus Plan and other benefits, are described under “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program.” The fiscal year 2019 non-equity incentive awards were granted pursuant to the 2019 Executive Incentive Plan, with amounts earned based on the achievement of certain performance objectives as further described under “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Executive Bonus Plan.”

Outstanding Equity Awards at December 31, 2019
The following table sets forth information regarding outstanding stock awards held by our NEOs at December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Kevin B. Thompson	330,000	(4)	6,121,500	—		—
	79,125	(5)	1,467,769	—		—
	232,500	(6)	4,312,875	—		—
	—		—	330,000	(7)	6,121,500
	—		—	206,666	(8)	3,833,654
J. Barton Kalsu	77,000	(4)	1,428,350	—		—
	31,125	(5)	577,369	—		—
	72,000	(6)	1,335,600	—		—
	—		—	77,000	(7)	1,428,350
	—		—	64,000	(8)	1,187,200
David Gardiner	70,000	(4)	1,298,500	—		—
	67,500	(5)	1,252,125	—		—
	81,000	(6)	1,502,550	—		—
	—		—	70,000	(7)	1,298,500
	—		—	72,000	(8)	1,335,600
Jason W. Bliss	50,600	(4)	938,630	—		—
	46,500	(5)	862,575	—		—
	57,000	(6)	1,057,350	—		—
	—		—	50,600	(7)	938,630
	—		—	50,666	(8)	939,854
Woong Joseph Kim	30,000	(4)	556,500			—
	46,875	(5)	869,531			—
	57,000	(6)	1,057,350			—
	30,000	(9)	556,500			—
	—		—	30,000	(7)	556,500
	—		—	50,666	(8)	939,854
	—		—	30,000	(10)	556,500
________________

(1)	The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards or RSUs subject to time-based vesting conditions.

(2)	Calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2019, which was $18.55 per share.

(3)	The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards and PSUs subject to performance-based vesting conditions.

(4)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years on each anniversary of February 5, 2016, subject to continued employment through each applicable vesting date. Our NEOs paid a purchase price of $0.2706 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.

(5)
Represents unvested portion of restricted stock award that vests in equal annual installments over four years on each anniversary of March 20, 2018, subject to continued employment through each applicable vesting date. Our NEOs paid a purchase price of $2.10 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.

(6)	Represents RSUs that vest in equal annual installments over four years on each anniversary of October 23, 2018, subject to continued employment through each applicable vesting date.

(7)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years after the end of each of fiscal years 2016 through 2020 provided that specified performance targets set by our Board or compensation committee are achieved for the applicable fiscal year, subject to continued employment through each applicable vesting date. Our NEOs paid a purchase price of $0.2706 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment or failure to achieve the performance targets at the lesser of fair market value and original purchase price of such stock. For a detailed discussion of the performance objectives for 2019 applicable to these awards, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Prior Year Equity Awards.”

(8)
Represents PSUs at target amounts to be earned based on performance against specified performance targets set by our Board or compensation committee for fiscal year 2019. Earned PSUs vest in equal annual installments on each of the date that our compensation committee certifies that the applicable performance measures have been achieved, February 1, 2021 and February 1, 2022, subject to continued employment through each applicable vesting date. For a detailed discussion of these PSUs, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Prior Year Equity Awards.”

(9)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years on each anniversary of September 18, 2017 subject to continued employment through each applicable vesting date. Mr. Kim paid a purchase price of $0.74 per share. The unvested shares of restricted stock held by Mr. Kim are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.

(10)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years after the end of each of fiscal years 2017 through 2021 provided that specified performance targets set by our Board or compensation committee are achieved for the applicable fiscal year, subject to continued employment through each applicable vesting date. Mr. Kim paid a purchase price of $0.74 per share. The unvested shares of restricted stock held by Mr. Kim are subject to repurchase by us upon termination of employment or failure to achieve the performance targets at the lesser of fair market value and original purchase price of such stock. For a detailed discussion of the performance objectives for 2019 applicable to these awards, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Prior Year Equity Awards.”

Option Exercises and Stock Vested During 2019

The following table presents certain information regarding restricted stock and RSUs owned by our NEOs that vested in 2019. The value realized upon the vesting of restricted stock is calculated based on the difference between the market price of our common stock on the date of vesting and the original purchase price paid for the restricted stock. The value realized upon the vesting of RSUs is based on the closing market price of our common stock on the date of vesting and includes the value of shares withheld to satisfy the NEO’s tax obligations in connection with the vesting event.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin B. Thompson	—	—	433,875	7,969,900

J. Barton Kalsu	—	—	111,375	2,045,181

David Gardiner	—	—	119,500	2,184,628

Jason W. Bliss	—	—	85,100	1,556,086

Woong Joseph Kim	—	—	84,625	1,549,785

Potential Payments upon Termination or Change in Control
We have entered into employment agreements with each of our NEOs that provide for specific payments and benefits in the event of the termination of his employment. The following description of these payments and benefits are intended as a summary only and are qualified in their entirety by reference to the employment agreements that are filed as exhibits to our 2019 Annual Report or that will be filed as exhibits to our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. The severance payments and benefits described below are contingent on the NEO signing a general release of claims against us and subject to his compliance with certain confidentiality, non-compete and non-solicitation obligations.
Prior to a change in control, severance benefits are payable to Mr. Thompson if his employment is terminated by us other than for cause, or as a result of a constructive termination, and to our other NEOs if their employment is terminated by us other than for cause. During the 12-month period after a change in control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Substantially all of our change in control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change in control. The following definitions apply under our employment agreements with our NEOs:

•
“Cause” means any of the following: (i) the executive’s continued substantial violations of the executive’s employment duties or willful disregard of commercially reasonable and lawful directives from the Board (in the case of Mr. Thompson) or the managing executive (in the case of our other NEOs), after the executive has received a written demand for performance from the Board that sets forth the factual basis for the Company’s belief that the executive has not substantially performed the executive’s duties or willfully disregarded directives from the Board (in the case of Mr. Thompson) or the managing executive (in the case of our other NEOs); (ii) the executive’s moral turpitude, dishonesty or gross misconduct in the performance of the executive’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its affiliates as a whole; (iii) the executive’s material breach of the employment agreement or the Company’s employee proprietary information agreement; or (iv) the executive’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph shall constitute “cause” under the employment agreement if the executive has fully cured such act or event during the applicable fifteen (15) day notice period.

•
“Constructive termination” means a termination in which the Company, without the executive’s express written consent, either (i) materially reduces the powers and duties of employment of the executive resulting in a material decrease in the responsibilities of the executive, (ii) materially reduces the pay of the executive, (iii) requires a material change in the geographic location of the executive’s primary work facility or location, or (iv) with respect to Mr. Thompson, fails to provide directors’ and officers’ liability insurance covering Mr. Thompson during the term of his employment (which failure would be a material breach of the employment agreement), and due to such act or event the executive terminates his employment with the Company within thirty (30) days following the expiration of a 30-day Company cure period.

•
“Change in control,” for purposes of Mr. Thompson’s employment agreement, is as defined in our stockholders’ agreement. “Change in control,” for purposes of the employment agreements with our other NEOs, means a transaction or series of transactions where the shareholders of the Company (or those of its ultimate parent entity) immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Common Stock shall not be deemed a change in control.

In the event of Mr. Thompson’s termination other than for cause, or as a result of a constructive termination, Mr. Thompson will be entitled to:

•	a lump-sum cash severance payment equivalent to 18 months of his then-current base salary (or 24 months in the event the termination is during the 12-month period after a change in control);

•
reimbursement of his and his dependents’ health and dental care continuation premiums for 18 months (or 24 months in the event the termination is during the 12-month period after a change in control); and

•
any earned but unpaid bonus payments for the year in which the termination occurs, on a pro rata basis, based on the level at which the Board determines that the applicable performance objectives are reasonably likely to be satisfied.

In the event of a change in control, Mr. Thompson will be entitled to immediate and full vesting of certain of his unvested restricted stock as of the date of such termination. In the event that Mr. Thompson is terminated other than for cause, or as a result of a constructive termination, during the 12-month period after a change in control, Mr. Thompson also will be entitled to the benefits described above.
In the event that Messrs. Kalsu, Gardiner, Bliss or Kim are terminated other than for cause, such executive will be entitled to:

•	a lump-sum cash severance payment equivalent to 12 months of his then-current base salary;

•	reimbursement of his and his dependents’ health and dental care continuation premiums for 12 months;

•	any earned but unpaid bonus payments; and

•
payment of any contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSUs held by our NEOs converted in connection with the Take Private due upon vesting within six months of the effective date of termination.

In the event that Messrs. Kalsu, Gardiner, Bliss or Kim are terminated other than for cause, or as a result of a constructive termination, during the 12-month period after a change in control, such executive will be entitled to the benefits described above and immediate and full vesting of all of his outstanding and unvested equity awards as of the date of such termination.

The following table sets forth the estimated amount of compensation or other benefits potentially payable to each of our NEOs in the event of a termination of employment and/or a change in control in various scenarios, as if such termination had occurred on December 31, 2019. Actual amounts to be paid can only be determined at the time of such executive’s termination.

				Termination without Change in Control		Termination upon Change in Control
	Death ($)	For Cause / Voluntary Termination / Disability ($)	Change of Control ($)	Other than For Cause Termination ($)	Constructive Termination ($)	Other than For Cause Termination ($)	Constructive Termination ($)
Kevin B. Thompson
Cash Severance(1)	—	—	—	1,005,000	1,005,000	1,400,000	1,400,000
Bonus(2)	875,000	—	—	875,000	875,000	875,000	875,000
Medical Benefits(3)	—	—	—	33,670	33,670	44,893	44,893
Equity Acceleration(4)	—	—	12,243,000	—	—	12,243,000	12,243,000
Estimated Total	875,000	—	12,243,000	1,958,670	1,958,670	14,562,893	14,562,893

J. Barton Kalsu
Cash Severance(1)	—	—	—	425,000	—	425,000	425,000
Bonus(2)	340,000	—	—	340,000	—	340,000	340,000
Medical Benefits(3)	—	—	—	22,446	—	22,446	22,446
Equity Acceleration(4)	—	—	—	—	—	5,956,869	5,956,869
Estimated Total	340,000	—	—	787,446	—	6,744,315	6,744,315

David Gardiner
Cash Severance(1)	—	—	—	417,500	—	417,500	417,500
Bonus(2)	417,500	—	—	417,500	—	417,500	417,500
Medical Benefits(3)	—	—	—	22,446	—	22,446	22,446
Equity Acceleration(4)	—	—	—	—	—	6,687,275	6,687,275
Estimated Total	417,500	—	—	857,446	—	7,544,721	7,544,721

Jason W. Bliss
Cash Severance(1)	—	—	—	390,000	—	390,000	390,000
Bonus(2)	312,000	—	—	312,000	—	312,000	312,000
Medical Benefits(3)	—	—	—	22,351	—	22,351	22,351
Equity Acceleration(4)	—	—	—	—	—	4,737,039	4,737,039
Estimated Total	312,000	—	—	724,351	—	5,461,390	5,461,390

Woong Joseph Kim
Cash Severance(1)	—	—	—	390,000	—	390,000	390,000
Bonus(2)	312,000	—	—	312,000	—	312,000	312,000
Medical Benefits(3)	—	—	—	12,561	—	12,561	12,561
Equity Acceleration(4)	—	—	—	—	—	5,142,739	5,142,739
Estimated Total	312,000	—	—	714,561	—	5,857,300	5,857,300

(1)	This amount represents the lump sum cash severance amount payable under our employment agreements with our NEOs based on base salary as of December 31, 2019.

(2)
This amount represents the formulaic annual cash bonus under the 2019 Executive Bonus Plan. For purposes of this disclosure, achievement is assumed to be 100% of the target level, but actual achievement may vary. The compensation committee’s certification of achievement for the 2019 Executive Bonus Plan was completed in the first quarter of 2020. For actual achievement level for fiscal year 2019, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Executive Bonus Plan.” For actual amount paid under the formulaic annual cash bonus under the 2019 Executive Bonus Plan, see above under “Executive Compensation Tables—Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(3)
Calculated based on the premiums payable to elect benefit continuation coverage by the NEO pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (COBRA) for the applicable continuation period, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2019.

(4)
For Mr. Thompson, this amount consists of full acceleration of certain unvested restricted stock held by Mr. Thompson as of December 31, 2019 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2019, which was $18.55 per share. For other NEOs, this amount includes the full acceleration of all outstanding unvested restricted stock, RSUs and PSUs held by the NEO as of December 31, 2019 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2019, which was $18.55 per share. For purposes of this disclosure, achievement of performance-based vesting conditions is assumed to be 100%, but actual achievement may vary. The compensation committee’s certification of achievement for equity awards subject to performance-based vesting conditions for fiscal year 2019 was completed in the first quarter of 2020. For actual achievement level for fiscal year 2019, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives.” For Mr. Kim, this amount also includes full acceleration of the unvested contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSUs held by Mr. Kim converted in connection with our Take Private. The other NEOs no longer held any unvested portion of these cash-settled awards as of December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, since January 1, 2019, there have not been any transactions, nor are there any currently proposed transactions, in which we have been or are to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest other than the compensation arrangements described under “Executive Compensation” and “Director Compensation.” From time to time in the ordinary course of business we engage in arms-length transactions with other portfolio companies of our Sponsors or other companies in which members of our Board or our executive officers have professional relationships.
Registration Rights
We entered into a registration rights agreement dated February 5, 2016, with the Sponsors and other stockholders named therein, or registration rights agreement. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to our 2019 Annual Report.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
May 2019 Follow-On Offering
Pursuant to the terms of the registration rights agreement, we paid approximately $133,000 of fees and expenses incurred by certain selling stockholders (comprised of the Thoma Bravo Funds, certain co-investors of the Thoma Bravo Funds, and the Silver Lake Funds) in connection with a follow-on offering completed in May 2019 that resulted in total aggregate proceeds of $270 million, all of which were received by the selling stockholders.
Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement, or the stockholders’ agreement, with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement contains provisions related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.” The following description of the terms of the stockholders’ agreement is intended as a summary only and is qualified by reference to the stockholders’ agreement filed as an exhibit to our 2019 Annual Report.
Voting Agreement
Under the stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the Board complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.”

Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our charter and bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of outstanding shares of our common stock immediately following the consummation of our IPO, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our Board. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $300.0 million;

•	incurring indebtedness in an aggregate principal amount in excess of $300.0 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of our significant subsidiaries;

•	increasing or decreasing the size of our Board; and

•	terminating the employment of our chief executive officer or hiring a new chief executive officer.
Transfer Restrictions
Under the stockholders’ agreement, each of our Sponsors has agreed, subject to certain limited exceptions, not to sell, pledge, assign, encumber or otherwise transfer or dispose any of our common stock during the three year period following the consummation of our IPO without the consent of the Silver Lake Funds and the Thoma Bravo Funds, as applicable, for so long as the Sponsors own at least 25% of the common stock that they own upon the consummation of our IPO or, if earlier, the third anniversary of the effective date of the stockholders’ agreement.
Under the stockholders’ agreement, our management is also subject to customary transfer restrictions which require compliance with the terms of the stockholders’ agreement, the Securities Act and any applicable state securities laws. Additionally, our employees at the level of group vice president and above are subject to certain transfer restrictions following the IPO. Under the stockholders’ agreement, such employees are allowed to sell: (i) for the first year following the IPO, only the same proportion of shares as sold by the Sponsors, and (ii) for the second and third years following the IPO, only the greater of (A) one third of their shares and (B) the same proportion of shares as sold by the Sponsors. However, the Sponsors have granted a waiver to this transfer restriction that will permit such employees to sell up to 15% of their aggregate equity holdings in each one-year period subsequent to the IPO under Rule 10b5-1 trading plans approved by the Company.
Indemnification
Under the stockholders’ agreement, we will agree, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement contains a covenant that requires our charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the directors nominated by the Silver Lake Funds and the directors nominated by the Thoma Bravo Funds to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law, as amended, or the DGCL.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.
The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Policies and Procedures for Related Party Transactions
Our Board has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2020, the record date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our NEOs and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 31, 2020, as well as shares issuable upon the vesting of RSUs held by the respective person or group that will vest within 60 days after March 31, 2020. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 31, 2020 and RSUs that will vest within 60 days after March 31, 2020 are included for that person or group (but the stock options or RSUs of any other person or group are not included). For each person and group included in the table, percentage ownership is based on the number of shares of our common stock outstanding as of March 31, 2020.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers and Directors:
Kevin B. Thompson(1)	2,844,789	*
J. Barton Kalsu(2)	605,927	*
David Gardiner(3)	563,023	*
Jason W. Bliss(4)	367,895	*
Woong Joseph Kim(5)	331,287	*
Michael Bingle	18,518	*
William Bock	18,518	*
Seth Boro	18,518	*
Paul J. Cormier	18,518	*
Kenneth Y. Hao	18,518	*
Michael Hoffmann	18,518	*
Catherine R. Kinney	18,518	*
James Lines(6)	73,523	*
Easwaran Sundaram	—	—
Michael Widmann	—	—
All executive officers and directors as a group (16 persons)(7)	5,138,613	1.7%
5% Stockholders:
Silver Lake Funds(8)	130,116,606	41.7%
Thoma Bravo Funds(9)	106,020,448	34.0%
Thoma Bravo Co-Investors(10)	24,143,258	7.7%
AlpInvest Partners(11)	5,248,536	1.7%
HarbourVest Partners(12)	7,872,801	2.5%
Hermes USA Investors Venture II LP(13)	1,049,707	*
Howard Hughes Medical Institute(14)	524,853	*
Lexington Co-Investment Holdings III L.P.(15)	2,624,268	*
NB Alternatives Advisers LLC(16)	5,248,533	*
Prudential(17)	1,574,560	*

*	Represents beneficial ownership of less than 1%.

(1)
Includes 432,250 shares of restricted stock subject to vesting conditions that will not vest within 60 days of March 31, 2020, as well as 186,250 shares of common stock held by Mr. Thompson’s children. Mr. Thompson may be deemed to have shared voting and investment power with respect to all of the shares of restricted stock held by his children.

(2)	Includes 109,300 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2020.

(3)	Includes 125,500 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2020.

(4)	Includes 89,190 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2020.

(5)	Includes 118,750 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2020.

(6)	Includes 7,500 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2020.

(7)	Includes 958,290 shares of restricted stock subject to vesting conditions that will not vest within 60 days of March 31, 2020 beneficially owned by our executive officers and directors.

(8)
Consists of 91,879,985 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 1,510,161 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; and 36,726,460 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III. Silver Lake Group, L.L.C., or SLG, is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(9)
Includes 34,570,393 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 17,362,105 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 17,101,107 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 15,123,756 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 762,656 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 167,358 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 148,711shares of common stock held directly by Thoma Bravo Executive Fund XII-a, L.P., 13,991,825 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII, L.P., and 6,792,537 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC,150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

(10)
By virtue of the stockholders’ agreement, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held by the stockholders listed below. Thoma Bravo disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest, if any.

(11)
Includes 62,982 shares of common stock held directly by AlpInvest GA Co C.V., 4,345,789 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 704,353 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 135,412 shares of common stock held directly by AM 2014 Co C.V. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by AlpInvest Partners B.V. The principal business address for each of the entities identified herein is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands.

(12)
Includes 314,912 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 472,368 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,312,133 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 314,912 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 734,795shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 524,853 shares of common stock held directly by Meranti Fund L.P., 524,853 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,673,975 shares of common stock held directly by SMRS-TOPE LLC. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by HarbourVest Partners, LLC. The principal business address of each of the entities identified herein is One Financial Center, 44th Floor, Boston, MA 02111.

(13)
Ultimate voting and dispositive power with respect to the shares held by Hermes USA Investors Venture II LP is exercised by Hermes GPE LLP, acting in its capacity as manager of such stockholder. The principal business address for the stockholder is c/o Hermes GPE LLP.

(14)
Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Code and has no stockholders or beneficial owners. Voting and dispositive power with respect to the shares held by HHMI is exercised by Landis Zimmerman, as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

(15)
CIP Partners III, L.P. is the general partner of Lexington Co-Investment Holdings III, L.P. CIP Partners GP III LLC is the general partner of CIP Partners III, L.P. Lexington Partners L.P. is the managing member of CIP Partners GP III LLC. Lexington Partners Advisors GP L.L.C. is the general partner of Lexington Partners L.P. Lexington Partners Advisors Holdings L.P. is the sole member of Lexington Partners Advisors GP L.L.C. Lexington Partners Advisors Holdings GP L.L.C. is the general partner of Lexington Partners Advisors Holdings L.P. Ultimate voting and dispositive power of Lexington Partners Advisors Holdings GP L.L.C. is exercised by Brent R. Nicklas who disclaims beneficial ownership of the shares. The principal business address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065

(16)
Includes 419,882 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 157,455 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 104,971 shares of common stock held directly by NB - Iowa’s Public Universities LP, 367,397 shares of common stock held directly by NB PEP Holdings Limited, 104,971 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 104,971 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 3,149,121 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 104,971 shares of common stock held directly by NB Wildcats Fund LP, 209,941 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 524,853 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by NB Alternatives Advisers LLC. The principal business address for each of the entities identified herein is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

(17)
Includes 787,280 shares of common stock held directly by The Prudential Insurance Company of America and 787,280 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Prudential Financial, Inc. The principal business address for each of the entities identified herein is 751 Broad Street, Newark, New Jersey 07102.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 about our common stock that may be issued under the Company's equity incentive plans, including the SolarWinds Corporation Equity Plan, or 2016 Plan, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan, and the SolarWinds Corporation 2018 Employee Stock Purchase Plan, or 2018 Purchase Plan, and equity awards issued outside of the Company's equity incentive plans in connection with acquisitions.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,228,028	(1)	$1.69	(2)	25,497,540	(3)
Equity compensation plans not approved by security holders	503,707	(4)	—		—
Total	9,731,735		$1.69		25,497,540
______________

(1)
Includes 2,105,825 shares subject to outstanding options under the 2016 Plan, 6,118,177 shares subject to RSUs, granted under the 2018 Plan and 1,004,026 shares subject to PSUs granted under the 2018 Plan at the target award amounts. Based on the extent to which the applicable performance measures are achieved, shares issued upon vesting of the outstanding PSUs may range from 0% - 150% of the target award amounts. Excludes restricted stock issued under the 2016 Plan, whether vested or unvested.

(2)	RSUs and PSUs that do not have an exercise price, are excluded in the calculation of weighted average exercise price.

(3)
As of December 31, 2019, an aggregate of (i) 21,822,569 shares of common stock were available for issuance under the 2018 Plan and (ii) 3,674,971 shares of common stock were available for issuance under the 2018 Purchase Plan. Our ability to grant any future equity awards under the 2016 Plan was terminated in October 2018. Outstanding equity awards granted under the 2016 Plan prior to October 2018 remain subject to the terms of the 2016 Plan.

(4)
Includes RSUs granted outside any equity plan related to certain outstanding unvested options to purchase shares of acquired companies that were cancelled and converted into RSUs subject to substantially the same vesting schedules and other conditions applicable to the unvested options, but settable solely in shares of common stock of the Company.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement, and posted on our website with this proxy statement, is our 2019 Annual Report. A copy of our 2019 Annual Report, as filed with the SEC, is available free of charge on the “Investors” portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds Corporation
Austin, Texas
April 9, 2020

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SWI2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05326-P34651	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Class II Directors

Nominees:

	01)	Catherine R. Kinney
	02)	James Lines
	03)	Easwaran Sundaram
	04)	Michael Widmann

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.					☐	☐	☐

The Board of Directors recommends ONE year for the following proposal:						ONE Year	TWO Years	THREE Years	Abstain
3.	Advisory vote on the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐

NOTE:		In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D05327-P34651

SOLARWINDS CORPORATION
Annual Meeting of Shareholders
May 21, 2020 9:00 AM, Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin B. Thompson and J. Barton Kalsu or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SOLARWINDS CORPORATION that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held virtually at www.virtualshareholdermeeting.com/SWI2020 at 9:00 AM, Central Time on May 21, 2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side